EXHIBIT 99.2

Quarterly Supplemental Information
December 31, 2020

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 43 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 37. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties in select sub-markets located primarily within seven major Eastern U.S. office markets, with over half of its revenue generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is comprised of approximately 17 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its markets and is investment-grade rated by Standard & Poor’s and Moody’s. At the end of the fourth quarter of 2020, approximately 64% of the Company's portfolio was Energy Star certified and approximately 43% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	December 31, 2020	December 31, 2019
Number of consolidated in-service office properties (1) (2)	54	55
Rentable square footage (in thousands) (1) (2)	16,428	16,533
Percent leased (2) (3)	86.8%	89.7%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,632,610	$1,488,687
Equity market capitalization (4)	$2,009,914	$2,797,423
Total market capitalization (4)	$3,642,524	$4,286,110
Total debt / Total market capitalization (4)	44.8%	34.7%
Average net debt to Core EBITDA	5.8 x	5.4 x
Total debt / Total gross assets	34.4%	32.5%
Common stock data:
High closing price during quarter	$16.95	$22.44
Low closing price during quarter	$11.42	$20.32
Closing price of common stock at period end	$16.23	$22.24
Weighted average fully diluted shares outstanding during quarter (in thousands)	125,544	126,359
Shares of common stock issued and outstanding at period end (in thousands)	123,839	125,783
Annual regular dividend per share (5)	$0.84	$0.84
Rating / Outlook:
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	137	134

(1)	As of December 31, 2020, our consolidated office portfolio consisted of 54 properties (exclusive of one 127,000 square foot property that was out of service for redevelopment, 222 South Orange Avenue in Orlando, FL). During the first quarter of 2020, we acquired One Galleria Tower, Two Galleria Tower and Three Galleria Tower, three office buildings comprised of 1,435,000 square feet in total, along with a 1.9 acre developable land parcel, located in Dallas, TX. During the second quarter of 2020, we sold 1901 Market Street, an 801,000 square foot office building located in Philadelphia, PA. During the fourth quarter of 2020, we sold our final three New Jersey properties, 200 and 400 Bridgewater Crossing located in Bridgewater, NJ, and 600 Corporate Drive, located in Lebanon, NJ, comprised of 739,000 square feet in total, and we acquired 222 South Orange Avenue, a 127,000 square foot office building located in Orlando, FL, which was placed out of service for redevelopment.
(2)
This measure is presented for our consolidated office properties, and the metric for December 31, 2019, has been restated to include one redevelopment property that was placed back into service on January 1, 2020. The redevelopment property is Two Pierce Place, a 485,000 square foot office building located in Itasca, IL.

(3)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces, divided by total rentable square footage, all as of the relevant date, expressed as a percentage. Please refer to page 25 for additional analyses regarding Piedmont's leased percentage.

(4)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(5)	Total of the regular dividends per share for which record dates occurred over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	Edward H. Guilbert, III	Christopher A. Kollme
Chief Executive Officer, President	Chief Financial and Administrative Officer	Executive Vice President, Finance,	Executive Vice President,
and Director	and Executive Vice President	Assistant Secretary and Treasurer	Finance & Strategy
Investor Relations Contact

Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott	Alex Valente
Chief Accounting Officer and	Executive Vice President,	Executive Vice President,	Executive Vice President,
Senior Vice President	Southwest Region	Midwest Region	Southeast Region

George Wells	Robert K. Wiberg
Executive Vice President,	Executive Vice President,
Real Estate Operations	Northeast Region and Head of Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chairman of the Board of Directors,	Director, Vice Chairman of the	Director, Chair of the Audit Committee,	Director, Chair of the Governance
Chair of the Compensation Committee, and	Board of Directors, and Member of the	and Member of the Governance Committee	Committee, and Member of the
Member of the Governance Committee	Audit and Capital Committees		Compensation Committee

Glenn G. Cohen	Barbara B. Lang	C. Brent Smith	Jeffery L. Swope
Director and Member of the Audit and Capital	Director, Chair of the ESG Committee,	Chief Executive Officer, President	Director, Chair of the Capital
Committees	and Member of the Compensation	and Director	Committee, and Member of the
	and Governance Committees		Compensation Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of December 31, 2020

Financial Results (1)

Net income applicable to Piedmont for the quarter ended December 31, 2020 was $22.6 million, or $0.18 per share (diluted), compared to $162.5 million, or $1.29 per share (diluted), for the same quarter in 2019. Net income applicable to Piedmont for the twelve months ended December 31, 2020 was $232.7 million, or $1.85 per share (diluted), compared to $229.3 million, or $1.82 per share (diluted), for the same period in 2019. The decrease in net income applicable to Piedmont for the three months ended December 31, 2020 when compared to the same period in 2019 was principally due to the larger amount of net gains on the sales of assets in the fourth quarter of 2019 when compared to the fourth quarter of 2020 along with lower real estate operating income in 2020 as a result of decreased portfolio occupancy and the revenue effects of COVID-19 (inclusive of decreased parking income and general and specific reserves adjustments recorded during the quarter), partially offset by accretive recycling activities completed over the prior year and an impairment loss recorded in 2019 which was not repeated in 2020. The increase in net income applicable to Piedmont for the twelve months ended December 31, 2020 when compared to the same period in 2019 was principally due to the larger amount of net gains on the sales of assets in 2020 when compared to 2019. In addition, 2020 net income results increased due to: 1) accretive capital recycling activities completed over the prior year; 2) lower general and administrative expenses as a result of lower compensation accruals attributable to pandemic-related effects on the Company's compensation programs in 2020 and one-time retirement expenses incurred in 2019; and 3) lower interest expense as a result of lower prevailing interest rates. Partially offsetting the increase in net income attributable to Piedmont in 2020 were higher amortization and depreciation expenses in 2020 when compared to 2019 attributable to over $740 million of acquisitions completed since the beginning of 2019, along with lower real estate operating income as a result of decreased portfolio occupancy and the revenue effects of COVID-19 (inclusive of decreased parking income and general and specific reserves taken during the year).

Funds from operations (FFO) for the quarter ended December 31, 2020 was $57.2 million, or $0.46 per share (diluted), compared to $58.6 million, or $0.46 per share (diluted), for the same quarter in 2019. FFO for the twelve months ended December 31, 2020 was $229.6 million, or $1.82 per share (diluted), compared to $222.9 million, or $1.77 per share (diluted), for the same period in 2019. The increase in FFO for the twelve months ended December 31, 2020 when compared to the same period in 2019 was principally the result of accretive capital recycling activities over the prior year, lower general and administrative expenses, and lower interest expense, partially offset by lower real estate operating income as a result of decreased portfolio occupancy and the revenue effects of COVID-19 (inclusive of decreased parking income and $9.4 million in general and specific reserves taken during the year), as well as a loss on the early extinguishment of debt recorded in 2020 as a result of the sale of 1901 Market Street in Philadelphia, PA and the early repayment of the associated mortgage.

Core funds from operations (Core FFO) for the quarter ended December 31, 2020 was $57.2 million, or $0.46 per share (diluted), compared to $58.6 million, or $0.46 per share (diluted), for the same quarter in 2019. Core FFO for the twelve months ended December 31, 2020 was $238.9 million, or $1.89 per share (diluted), compared to $226.1 million, or $1.79 per share (diluted), for the same period in 2019. The increase in Core FFO for the twelve months ended December 31, 2020 when compared to the same period in 2019 was largely the result of the items described above for changes in FFO, with the exception of the non-recurring loss on early extinguishment of debt recorded in 2020 due to the sale of an asset for a significant gain, which is excluded from the Core FFO calculation.

The per share results for the fourth quarter of 2020 were influenced by the repurchase of approximately 2.2 million shares of common stock for a total of approximately $30.6 million (before the consideration of transaction costs) during the quarter.

Adjusted funds from operations (AFFO) for the quarter ended December 31, 2020 was $36.3 million, compared to $34.9 million for the same quarter in 2019. AFFO for the twelve months ended December 31, 2020 was $137.4 million, compared to $165.7 million for the same period in 2019. The decrease in AFFO for the twelve months ended December 31, 2020 when compared to the same period in 2019 was primarily due to a greater amount of non-incremental capital expenditures during the first quarter of 2020 related to the large amount of recently executed new and renewal leases in our portfolio, including the 20-year lease renewal with the State of New York at 60 Broad Street in New York, NY, for which leasing commissions totaling $16.1 million were paid during the first quarter.

Update Related to COVID-19

During the fourth quarter of 2020, our buildings remained open and fully operational for our tenants. The number of tenants' employees working in our buildings remained steady during the fourth quarter when compared with the third quarter; there was a pause in the increasing utilization trend observed during the third quarter as a result of the recent increase in cases of COVID-19. As of December 2020, tenant physical occupancy per building varied greatly among our buildings depending upon the tenancy, ranging from 10% to nearly 100% occupancy. The highest space utilization rate continued to be observed at our properties located in Sunbelt markets and at mission-critical government-related locations.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 37 for definitions of these non-GAAP financial measures, and pages 14 and 39 for reconciliations of FFO, Core FFO and AFFO to Net Income.

We feel fortunate to have duration and durability in the cash flow generated by our tenant base. The majority of our tenants are of investment grade quality, and our in place leases have a weighted average lease term remaining of over 6 years. Approximately 1% of our revenues are related to retail tenants and approximately 2% of our 2020 budgeted revenues are associated with the co-working sector, both of which have been particularly hard hit by the economic effects of the pandemic. Additionally, only approximately 1% of our annual revenues comes from transient parking, income which has decreased in 2020 with the decline in our average daily physical utilization.

As a result of our diversification, limited exposure to the sectors of the economy most impacted by the pandemic and strong tenant credit profile, we have collected approximately 99% of the billed rents that were due for October, November and December based on contractual lease terms. However, our tenant base is not immune from the economic effects of the pandemic. During the quarter, we received a few additional new tenant requests for some type of rent relief along with a few requests for extensions of existing rent relief. To date, of the approximately 1,000 leases in our portfolio, we have entered into rent relief agreements with 66 tenants (of which approximately 5 new agreements were entered into during the fourth quarter) predominately with tenants operating in the retail, hospitality, travel, consulting and co-working sectors. These 66 rent relief agreements represent tenants occupying approximately 5% of the square footage in our portfolio. Through the 66 rent relief agreements, a total of approximately $7.1 million of gross rental obligations were primarily deferred ($1.0 million of which was related to billings originally due in the fourth quarter). The typical deferral periods are between 3 and 4 months with repayment occurring late in 2020 or in 2021 with interest. To date, we have received repayments of prior deferrals totaling $1.3 million; the vast majority of tenants in repayment periods for prior deferrals have been performing well.

Similar to last quarter and as a result of COVID-19's impact on our tenants' operations, Piedmont undertook a review of all outstanding tenant receivables, including assessing the collectability risk associated with existing accounts receivable and existing straight line rent receivables. During the fourth quarter of 2020, as a result of the review, there was a small decrease to the general reserve for bad debts, which now stands at $4.6 million, along with write-offs of a small number of straight line rent receivables. The general reserve approximates 1% of the Company's Annualized Lease Revenue; the Company will continue to reassess tenant receivables and the reserve, and make adjustments as it deems appropriate.

Regarding Piedmont’s liquidity and capitalization, management believes the Company has sufficient liquidity and capital capacity to withstand the effects of the economic slowdown associated with COVID-19 and will be able to meet all of its financial obligations, including the servicing of its debt, as well as to meet all of its debt covenants, each with a significant buffer to the relevant threshold. Piedmont is in a strong balance sheet position, with approximately $7 million in cash and $495 million available under its line of credit at the end of the fourth quarter. As of December 31, 2020, our debt to gross assets ratio was approximately 34%, unchanged from the prior quarter end.

The COVID-19 pandemic had only a limited impact on the Company’s overall results for 2020. However, we do expect the coronavirus pandemic will continue to impact our tenants' operations and financial results and their ability to pay their lease obligations during the early part of 2021. The longer-term consequences on the economy and our tenants as a result of the COVID-19 pandemic continue to be unknown; however, the approval and distribution of vaccines create a belief that business will begin to return to normal over the course of 2021. While leasing activity did slow during 2020 and this leasing slowdown did delay some of the expected FFO growth in the portfolio, our projections for 2021 include the assumption that businesses return to a more typical state of operations during the second half of 2021. The Company has provided financial guidance for 2021 under the Guidance for 2021 section below.

Operations and Leasing

As of December 31, 2020, Piedmont had 54 in-service office properties located primarily in select submarkets within seven major office markets in the eastern portion of the United States, with over half of our revenue coming from Sunbelt markets. On a square footage leased basis, our total in-service office portfolio was 86.8% leased as of December 31, 2020, as compared to 89.7% at December 31, 2019 (restated to include one out-of-service asset, Two Pierce Place in Itasca, IL, which was placed back into service on January 1, 2020). Significant contributors to the reduction in leased percentage from December 31, 2019 to December 31, 2020 was the sale of the 100% leased 1901 Market Street in Philadelphia, PA, during the second quarter of 2020, and the slowdown in leasing activity due to COVID-19. Please refer to page 25 for additional leased percentage information.

The weighted average remaining lease term of our in-service portfolio was 6.1 years(1) as of December 31, 2020 as compared to 7.0 years as of December 31, 2019. A meaningful contributor to the reduction in weighted average remaining lease term was the sale of 1901 Market Street in Philadelphia, PA, an 801,000 square foot, fully-leased building with approximately 13 years of lease term remaining. Our weighted average adjusted Annualized Lease Revenue(2) per square foot for our in-service portfolio was $36.87 as of December 31, 2020.

During the three months ended December 31, 2020, the Company completed approximately 189,000 square feet of leasing activity. Of the total leasing activity completed during the quarter, we signed new tenant leases for approximately 52,000 square feet. During the twelve months ended December 31, 2020, the Company completed approximately 1,106,000 square feet of leasing activity, of which approximately 262,000 square feet was related to new tenant leases. The average committed capital for tenant improvements and leasing commissions per square foot per year of lease term for all leasing activity completed during the twelve months ended December 31, 2020 (net of commitment expirations during the period) was $5.79 (see page 31).

(1)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of December 31, 2020) is weighted based on Annualized Lease Revenue, as defined on page 37.

(2)	Annualized Lease Revenue is adjusted for buildings at which tenants pay operating expenses directly to include such operating expenses as if they were paid by the Company and reimbursed by the tenants as under a typical net lease structure, thereby incorporating the effective gross rental rate for those buildings.

Piedmont focuses its leasing efforts on large, credit-worthy corporate tenants, and, therefore, executed leasing activity can vary greatly from quarter to quarter. The effects of COVID-19 have compounded this variability. Overall leasing pipeline activity improved over the last several months of 2020. While the amount of executed leases is still expected to vary, subsequent to year end, Piedmont has already completed over 500,000 square feet of leasing activity, including a long-term lease renewal with a non-governmental top 20 tenant, as of the date of release of this report.

Of the 189,000 square feet of leases executed during the three months ended December 31, 2020, four were significant leases greater than 10,000 square feet. Information on those leases is set forth below.

Tenant	Property	Market	Square Feet Leased	Expiration Year	Lease Type
Powerplan, Inc.	Galleria 300	Atlanta	34,461	2028	Renewal / Contraction
CenturyLink Communications, LLC	4250 North Fairfax Drive	Washington, DC	24,993	2026	Renewal / Contraction
The Moscoe Group, Inc.	Crescent Ridge II	Minneapolis	24,470	2026	Renewal
C-III Capital Partners, LLC	6031 Connection Drive	Dallas	10,197	2026	New

At the end of the fourth quarter of 2020, there was one tenant whose lease individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following December 31, 2020. Information regarding the leasing status of the space associated with this tenant's lease is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
City of New York	60 Broad Street	New York, NY	313,022	3.0%	In Holdover	The tenant is currently in holdover. The Company is in advanced discussions with the tenant regarding a lease renewal.

Future Lease Commencements and Abatements

As of December 31, 2020, our overall leased percentage was 86.8% and our economic leased percentage was 82.0%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to 124,527 square feet of leases as of December 31, 2020, or 0.7% of the portfolio); and
2)leases which have commenced but are within rental abatement or deferral periods (amounting to 818,128 square feet of leases as of December 31, 2020, or a 4.1% impact to leased percentage on an economic basis).

The gap between reported leased percentage and economic leased percentage will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements and deferrals associated with existing or newly executed leases commence and expire, and/or (3) properties are bought and sold. See below for more detail on existing large leases with abatements and deferrals. The abatements and deferrals this quarter included COVID-related rent relief (primarily rent deferrals; with a typical duration of between three and four months) representing an approximately 0.6% impact on the gap between leased percentage and economic leased percentage.

Future Lease Commencements
Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is between 15,000 to 20,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases at least several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
District of Columbia Department of General Services	400 Virginia Avenue	Washington, DC	56,042	43,000 SF Vacant	Q1 2022	New
salesforce.com	5 Wall Street	Burlington, MA	51,913	Not Vacant	Q3 2021	New
Previously disclosed in this section was a lease with WeWork at 200 South Orange Avenue in Orlando, FL. On December 31, 2020, an agreement was reached with WeWork to terminate that lease at the end of the first quarter of 2021. The tenant has paid rent on this lease since August 2020 and has prepaid its rent through the termination date; additionally, it has paid a lease termination fee of $2.6 million (which recovers all costs incurred to date by Piedmont plus additional compensation amounting to approximately $1.1 million). Furthermore, the tenant has prepaid rent for over a year at its other two locations that are open and operational within Piedmont's portfolio.

Abatements
New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. The currently reported cash net operating income and AFFO understate the Company's long-term cash generation ability from existing leases due to some leases being in abatement periods. Presented below is a schedule of leases with abatements of 50,000 square feet or greater that are either currently under abatement or will be so within the next twelve months. (1)

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
Transocean Offshore Deepwater Drilling, Inc.	Enclave Place	Houston, TX	300,906	Q4 2019	Commencement through April 2021	Q2 2036
Advanced Micro Devices, Inc.	90 Central Street	Boxborough, MA	107,244	Q1 2021	January through March 2021	Q1 2028

COVID-19 - Related Rent Deferrals
There were no leases of 50,000 square feet or greater that were under deferral or will be so within the next twelve months as of December 31, 2020.

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes the value potential during its ownership has been reached and to use the sale proceeds to:
•continue to invest in accessible, amenity-rich real estate assets with higher overall return prospects and/or strategic merits in one of its identified office markets where it has a significant operating presence with a competitive operating advantage and that otherwise meet its strategic criteria;
•reduce leverage levels by repaying outstanding debt; and/or
•repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent accomplishments in furtherance of its strategic objectives is presented below.

Dispositions
On October 28, 2020, Piedmont completed a portfolio sale consisting of its final three New Jersey properties, 200 and 400 Bridgewater Crossing in Bridgewater, NJ and 600 Corporate Drive in Lebanon, NJ. The portfolio was sold for a total of $130.0 million, or $176 per square foot. The Company recorded a gain of approximately $14.6 million as a result of the sale of the assets. As part of the sale transaction, Piedmont provided seller financing (comprised of a senior loan and a mezzanine loan) on 200 and 400 Bridgewater Crossing in the total amount of $118.5 million, at a weighted average interest rate of 7.0%. Piedmont has no future funding requirements under either loan.

Acquisitions
On October 29, 2020, Piedmont completed the acquisition of 222 South Orange Avenue, a 127,000 square foot, 10-story, vacant office building, located in Orlando, FL, for $20.0 million, or $157 per square foot. The building adjoins Piedmont's 200 South Orange Avenue property, sharing several key connection points and systems, including an atrium, a loading dock, building mechanical systems, several interconnected floor plates and parking. Additionally, the acquisition of 222 South Orange Avenue provides Piedmont's existing office tower with direct frontage on Orange Avenue, the de facto Main Street in Orlando's central business district. Piedmont plans to immediately begin a redevelopment of the property to upgrade and reposition it to a Class A standard consistent with Piedmont's other existing landmark assets in downtown Orlando. Among the highlights of the redevelopment will be an enhanced window line, allowing more light and air into tenant spaces, along with renovations to the lobby, common areas and restrooms. The costs of the redevelopment are expected to total under $10 million. Upon completion of the upgrades at 222 South Orange Avenue, and in combination with the substantial renovations near completion at 200 South Orange Avenue, Piedmont's downtown Orlando portfolio will represent a preeminent destination for the market.

For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 35.

Development / Redevelopment
During the fourth quarter of 2019, Piedmont commenced an approximately $18.5 million redevelopment of 200 South Orange Avenue in Orlando, FL. The project will allow the Company to reposition the property, creating a premier environment for downtown office tenants. The redevelopment plan includes a redesigned lobby and entry experience, an energized outdoor park, the addition of new food and beverage options, an upgraded conference center, a tenant lounge, and a new crown lighting system. As of December 31, 2020, the project is near completion and remains on budget.

Details on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on its upcoming redevelopment project, can be found on page 36.

(1)	The State of New York lease does not contain any rental abatement provisions. The tenant's space will be reconstructed over a period of approximately four years. During the construction period, the tenant will not be required to pay rental charges for certain spaces that are under construction and not usable by the tenant. The amount of space for which the tenant will not be required to pay rent will vary over time and is expected to average approximately 80,000 square feet over the construction time period.

Finance
As of December 31, 2020, our ratio of total debt to total gross assets was 34.4%, and the same measure at December 31, 2019 was 32.5%. This debt ratio is based on total principal amount outstanding for our various loans as of the relevant measurement date.

As of December 31, 2020, our average net debt to Core EBITDA ratio was 5.8 x.

Stock Repurchase Program
During the fourth quarter of 2020, the Company repurchased approximately 2.2 million shares of common stock under its share repurchase program at an average price of $14.00 per share, or approximately $30.6 million (before the consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $170 million under the stock repurchase plan. Repurchases of stock under the program are made at the Company's discretion and are dependent on market conditions, the discount to estimated net asset value, other investment opportunities and other factors that the Company deems relevant.

Dividend
On October 28, 2020, the Board of Directors of Piedmont declared a dividend for the fourth quarter of 2020 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on November 27, 2020. The dividend was paid on January 4, 2021.

Subsequent Events
On February 2, 2021, the Board of Directors of Piedmont declared a dividend for the first quarter of 2021 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on February 26, 2021. The dividend is expected to be paid on March 19, 2021.

Guidance for 2021

While the longer-term consequences on the economy and our tenants as a result of the COVID-19 pandemic continue to be unknown, the approval and distribution of vaccines create the opportunity for business to begin to return to more normal activity over the course of 2021. Our projections for 2021 include the assumption of a gradual ramping up of business over the year with a return to a more typical state of operations during the second half of 2021.

Notwithstanding the uncertain economic backdrop that currently remains, Piedmont has a strong, diversified tenant base, of which a majority is investment grade quality. This strong tenant base, combined with low lease expires projected for 2021, limited exposure to the retail, parking and co-working sectors, a prudent balance sheet, and $4.6 million in general reserves for tenant receivables, we believe, will all contribute to stability in our anticipated operating performance in 2021.

The following financial guidance for calendar year 2021 is based upon management's assumptions, estimates and expectations at this time. This financial guidance does not include the effects of any potential acquisition or disposition activity that may be completed during the year.

(in millions, except per share data)	Low		High
Net Income	$34	-	$38
Add:
Depreciation	115	-	120
Amortization	82	-	86
NAREIT Funds from Operations and Core Funds from Operations applicable to common stock	$231	-	$244
NAREIT Funds from Operations and Core Funds from Operations per diluted share	$1.86	-	$1.96

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including those related to the pace and strength of the economic recovery from the COVID-19 pandemic. Actual results could differ from these estimates. Note that individual quarters my fluctuate on both a cash basis and an accrual basis due to the timing of the business recovery from the COVID-19 pandemic, the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. The above guidance is based on information available to management as of the date of this supplemental report. Actual results could differ materially from these estimates based on a variety of factors as discussed on page 43.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Assets:
Real estate, at cost:
Land assets	$484,466	$505,228	$505,228	$505,234	$485,560
Buildings and improvements	3,191,767	3,283,980	3,258,713	3,249,947	2,943,685
Buildings and improvements, accumulated depreciation	(767,542)	(803,160)	(776,870)	(755,152)	(730,750)
Intangible lease asset	158,444	161,870	164,145	167,972	125,171
Intangible lease asset, accumulated amortization	(67,850)	(63,353)	(58,148)	(52,538)	(50,766)
Construction in progress	56,749	56,393	51,045	42,028	29,920
Real estate assets held for sale, gross	—	—	—	233,951	233,951
Real estate assets held for sale, accumulated depreciation & amortization	—	—	—	(96,164)	(94,261)
Total real estate assets	3,056,034	3,140,958	3,144,113	3,295,278	2,942,510
Cash and cash equivalents	7,331	23,958	36,469	7,920	13,545
Tenant receivables, net of allowance for doubtful accounts	8,448	11,301	8,494	10,596	8,226
Straight line rent receivable	151,153	154,620	147,418	139,617	132,342
Notes receivable	118,500	—	—	—	—
Escrow deposits and restricted cash	1,883	1,781	1,769	1,758	1,841
Prepaid expenses and other assets	23,277	28,074	33,017	23,933	25,427
Goodwill	98,918	98,918	98,918	98,918	98,918
Deferred lease costs, gross	446,885	463,447	459,398	463,760	413,071
Deferred lease costs, accumulated amortization	(172,619)	(169,975)	(159,883)	(148,972)	(147,324)
Other assets held for sale, gross	—	—	—	63,524	63,158
Other assets held for sale, accumulated amortization	—	—	—	(35,516)	(34,957)
Total assets	$3,739,810	$3,753,082	$3,769,713	$3,920,816	$3,516,757
Liabilities:
Unsecured debt, net of discount	$1,594,068	$1,588,411	$1,592,693	$1,743,905	$1,292,374
Secured debt	27,936	28,424	28,784	188,779	189,030
Accounts payable, accrued expenses, and accrued capital expenditures	137,680	120,763	95,419	90,459	143,923
Deferred income	36,891	36,613	35,226	35,443	34,609
Intangible lease liabilities, less accumulated amortization	35,440	38,324	41,179	44,646	25,069
Interest rate swaps	9,834	10,618	28,575	26,709	5,121
Other liabilities held for sale	—	—	—	7,158	7,657
Total liabilities	$1,841,849	$1,823,153	$1,821,876	$2,137,099	$1,697,783
Stockholders' equity:
Common stock	1,238	1,260	1,260	1,259	1,258
Additional paid in capital	3,693,996	3,692,634	3,691,377	3,690,821	3,686,398
Cumulative distributions in excess of earnings	(1,774,856)	(1,740,670)	(1,723,147)	(1,889,109)	(1,871,375)
Other comprehensive loss	(24,100)	(24,993)	(23,360)	(20,976)	967
Piedmont stockholders' equity	1,896,278	1,928,231	1,946,130	1,781,995	1,817,248
Non-controlling interest	1,683	1,698	1,707	1,722	1,726
Total stockholders' equity	1,897,961	1,929,929	1,947,837	1,783,717	1,818,974
Total liabilities, redeemable common stock and stockholders' equity	$3,739,810	$3,753,082	$3,769,713	$3,920,816	$3,516,757
Common stock outstanding at end of period	123,839	126,029	126,025	125,921	125,783

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Revenues:
Rental income (1)	$104,560	$108,071	$109,714	$111,496	$106,742
Tenant reimbursements (1)	23,712	20,209	21,533	20,658	22,950
Property management fee revenue	721	751	622	773	579
Other property related income	2,536	2,662	2,762	4,244	3,882
	131,529	131,693	134,631	137,171	134,153
Expenses:
Property operating costs	55,302	53,293	53,148	53,190	52,582
Depreciation	27,236	28,255	27,200	27,884	26,011
Amortization	22,324	22,990	24,349	23,631	21,000
Impairment loss on real estate assets	—	—	—	—	7,000
General and administrative	7,415	5,469	5,937	8,643	8,159
	112,277	110,007	110,634	113,348	114,752
Other income / (expense):
Interest expense	(13,048)	(12,725)	(13,953)	(15,264)	(14,844)
Other income / (expense)	1,770	319	349	149	279
Gain / (loss) on extinguishment of debt	—	—	(9,336)	—	—
Gain / (loss) on sale of real estate (2)	14,634	(340)	191,369	3	157,640
Net income	22,608	8,940	192,426	8,711	162,476
Less: Net (income) / loss applicable to noncontrolling interest	1	3	1	(2)	2
Net income applicable to Piedmont	$22,609	$8,943	$192,427	$8,709	$162,478
Weighted average common shares outstanding - diluted	125,544	126,385	126,500	126,360	126,359
Net income per share available to common stockholders - diluted	$0.18	$0.07	$1.52	$0.07	$1.29
Common stock outstanding at end of period	123,839	126,029	126,025	125,921	125,783

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate reflected in the fourth quarter of 2020 was primarily related to the sales of 200 and 400 Bridgewater Crossing in Bridgewater, NJ. The gain on sale of real estate reflected in the second quarter of 2020 was primarily related to the sale of 1901 Market Street in Philadelphia, PA. The gain on sale of real estate reflected in the fourth quarter of 2019 was nearly all related to the sale of 500 West Monroe Street in Chicago, IL.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Twelve Months Ended
	12/31/2020	12/31/2019	Change ($)	Change (%)	12/31/2020	12/31/2019	Change ($)	Change (%)
Revenues:
Rental income (1)	$104,560	$106,742	$(2,182)	(2.0)%	$433,841	$418,245	$15,596	3.7%
Tenant reimbursements (1)	23,712	22,950	762	3.3%	86,112	93,660	(7,548)	(8.1)%
Property management fee revenue	721	579	142	24.5%	2,867	3,398	(531)	(15.6)%
Other property related income	2,536	3,882	(1,346)	(34.7)%	12,204	17,875	(5,671)	(31.7)%
	131,529	134,153	(2,624)	(2.0)%	535,024	533,178	1,846	0.3%
Expenses:
Property operating costs	55,302	52,582	(2,720)	(5.2)%	214,933	211,380	(3,553)	(1.7)%
Depreciation	27,236	26,011	(1,225)	(4.7)%	110,575	106,015	(4,560)	(4.3)%
Amortization	22,324	21,000	(1,324)	(6.3)%	93,294	76,666	(16,628)	(21.7)%
Impairment loss on real estate assets	—	7,000	7,000	100.0%	—	8,953	8,953	100.0%
General and administrative	7,415	8,159	744	9.1%	27,464	37,895	10,431	27.5%
	112,277	114,752	2,475	2.2%	446,266	440,909	(5,357)	(1.2)%
Other income / (expense):
Interest expense	(13,048)	(14,844)	1,796	12.1%	(54,990)	(61,594)	6,604	10.7%
Other income / (expense)	1,770	279	1,491	534.4%	2,587	1,571	1,016	64.7%
Gain / (loss) on extinguishment of debt	—	—	—		(9,336)	—	(9,336)	(100.0)%
Gain / (loss) on sale of real estate (2)	14,634	157,640	(143,006)	(90.7)%	205,666	197,010	8,656	4.4%
Net income	22,608	162,476	(139,868)	(86.1)%	232,685	229,256	3,429	1.5%
Less: Net (income) / loss applicable to noncontrolling interest	1	2	(1)	(50.0)%	3	5	(2)	(40.0)%
Net income applicable to Piedmont	$22,609	$162,478	$(139,869)	(86.1)%	$232,688	$229,261	$3,427	1.5%
Weighted average common shares outstanding - diluted	125,544	126,359			126,104	126,182
Net income per share available to common stockholders - diluted	$0.18	$1.29			$1.85	$1.82
Common stock outstanding at end of period	123,839	125,783			123,839	125,783

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate for the three months ended December 31, 2020 was primarily related to the sales of 200 and 400 Bridgewater Crossing in Bridgewater, NJ. The gain on sale of real estate for the twelve months ended December 31, 2020 was primarily related to the sale of 1901 Market Street in Philadelphia, PA. The gain on sale of real estate for the three months ended December 31, 2019 was nearly fully related to the sale of 500 West Monroe Street in Chicago, IL. The gain on sale of real estate for the twelve months ended December 31, 2019 was primarily related to the aforementioned sale of 500 West Monroe Street, along with the sale of One Independence Square in Washington, DC, in the first quarter of 2019.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 37 and reconciliations are provided beginning on page 39.

For comparison purposes, on January 1, 2020, Piedmont placed back into service one redevelopment property, Two Pierce Place in Itasca, IL. The building was approximately 42% leased at the time it was placed back into service. No other properties were placed back into service during any of the periods presented.

	Three Months Ended
Selected Operating Data	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019

Percent leased (1)	86.8%	86.9%	88.6%	89.6%	91.2%
Percent leased - economic (1) (2)	82.0%	80.7%	81.1%	84.0%	85.5%
Total revenues	$131,529	$131,693	$134,631	$137,171	$134,153
Net income attributable to Piedmont	$22,609	$8,943	$192,427	$8,709	$162,478
Core EBITDA	$70,582	$73,250	$75,895	$75,487	$73,692
Core FFO applicable to common stock	$57,229	$60,219	$61,603	$59,875	$58,591
Core FFO per share - diluted	$0.46	$0.48	$0.49	$0.47	$0.46
AFFO applicable to common stock	$36,291	$37,606	$44,968	$18,557	$34,906
Gross regular dividends (3)	$26,145	$26,466	$26,465	$26,443	$26,415
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Selected Balance Sheet Data
Total real estate assets, net	$3,056,034	$3,140,958	$3,144,113	$3,295,278	$2,942,510
Total assets	$3,739,810	$3,753,082	$3,769,713	$3,920,816	$3,516,757
Total liabilities	$1,841,849	$1,823,153	$1,821,876	$2,137,099	$1,697,783
Ratios & Information for Debt Holders
Core EBITDA margin (4)	53.7%	55.6%	56.4%	55.0%	54.9%
Fixed charge coverage ratio (5)	5.1 x	5.5 x	5.3 x	4.8 x	4.7 x
Average net debt to Core EBITDA (6)	5.8 x	5.5 x	6.2 x	5.7 x	5.4 x
Total gross real estate assets	$3,891,426	$4,007,471	$3,979,131	$4,199,132	$3,818,287
Net debt (7)	$1,623,396	$1,602,237	$1,590,007	$1,930,834	$1,473,301

(1)	Please refer to page 25 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures whereby some abatements are provided for the first few months of each lease year as opposed to being provided entirely at the beginning of the lease, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(5)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $368,965 for the quarter ended December 31, 2020, $236,290 for the quarter ended September 30, 2020, $183,846 for the quarter ended June 30, 2020, $176,040 for the quarter ended March 31, 2020, and $502,646 for the quarter ended December 31, 2019; the Company had principal amortization of $365,644 for the quarter ended December 31, 2020, $269,838 for the quarter ended September 30, 2020, $266,128 for the quarter ended June 30, 2020, $175,383 for the quarter ended March 31, 2020, and $345,948 for the quarter ended December 31, 2019.
(6)	For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(7)	Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019

GAAP net income applicable to common stock	$22,609	$162,478	$232,688	$229,261
Depreciation (1) (2)	26,942	25,765	109,326	105,111
Amortization (1)	22,312	20,988	93,242	76,610
Impairment loss	—	7,000	—	8,953
Loss / (gain) on sale of properties	(14,634)	(157,640)	(205,666)	(197,010)
NAREIT funds from operations applicable to common stock	57,229	58,591	229,590	222,925
Adjustments:
Retirement and separation expenses associated with senior management transition	—	—	—	3,175
Loss / (gain) on extinguishment of debt	—	—	9,336	—
Core funds from operations applicable to common stock	57,229	58,591	238,926	226,100
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	653	527	2,833	2,101
Depreciation of non real estate assets	286	238	1,216	872
Straight-line effects of lease revenue (1)	(2,223)	(2,974)	(22,601)	(10,411)
Stock-based compensation adjustments	2,733	3,081	7,014	5,030
Amortization of lease-related intangibles (1)	(2,767)	(2,314)	(12,284)	(8,323)
Non-incremental capital expenditures (3)	(19,620)	(22,243)	(77,682)	(49,653)
Adjusted funds from operations applicable to common stock	$36,291	$34,906	$137,422	$165,716

Weighted average common shares outstanding - diluted	125,544	126,359	126,104	126,182

Funds from operations per share (diluted)	$0.46	$0.46	$1.82	$1.77
Core funds from operations per share (diluted)	$0.46	$0.46	$1.89	$1.79

Common stock outstanding at end of period	123,839	125,783	123,839	125,783

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)
Non-incremental capital expenditures are defined on page 37. Non-incremental capital expenditures for the twelve months ended December 31, 2020 include approximately $22.4 million of leasing commissions, with the largest contributor to that amount being the leasing commissions related to the 20-year, approximately 500,000 square foot lease renewal with the State of New York at 60 Broad Street in New York, NY.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Net income attributable to Piedmont	$22,609	$162,478	$232,688	$229,261
Net income / (loss) attributable to noncontrolling interest	(1)	(2)	(3)	(5)
Interest expense	13,048	14,844	54,990	61,594
Depreciation (1)	27,228	26,003	110,542	105,985
Amortization (1)	22,312	20,988	93,242	76,610
Depreciation and Amortization attributable to noncontrolling interests	20	21	85	87
Impairment loss	—	7,000	—	8,953
Loss / (gain) on sale of properties	(14,634)	(157,640)	(205,666)	(197,010)
EBITDAre	70,582	73,692	285,878	285,475
Retirement and separation expenses associated with senior management transition	—	—	—	3,175
(Gain) / loss on extinguishment of debt	—	—	9,336	—
Core EBITDA (2)	70,582	73,692	295,214	288,650
General & administrative expenses	7,415	8,159	27,464	34,720
Non-cash general reserve for uncollectible accounts (3)	(278)	—	4,553	—
Management fee revenue (4)	(397)	(292)	(1,495)	(2,518)
Other (income) / expense (1) (5)	(1,554)	(64)	(1,724)	(228)
Straight-line effects of lease revenue (1)	(2,223)	(2,974)	(22,601)	(10,411)
Straight-line effects of lease revenue attributable to noncontrolling interests	(4)	(3)	(16)	(9)
Amortization of lease-related intangibles (1)	(2,767)	(2,314)	(12,284)	(8,323)
Property net operating income (cash basis)	70,774	76,204	289,111	301,881

Deduct net operating (income) / loss from:
Acquisitions (6)	(12,492)	(4,538)	(40,696)	(8,229)
Dispositions (7)	(824)	(10,521)	(21,049)	(61,423)
Other investments (8)	40	(23)	(248)	(1,204)
Same store net operating income (cash basis) (9)	$57,498	$61,122	$227,118	$231,025
Change period over period	(5.9)%	N/A	(1.7)%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended December 31, 2020, Piedmont recognized $0.9 million in termination income, as compared with $0.6 million during the same period in 2019. During the twelve months ended December 31, 2020, Piedmont recognized $2.8 million in termination income, as compared with $2.8 million during the same period in 2019.
(3)	As a result of COVID-19 and as a precautionary measure, during the second quarter of 2020, the Company established a general reserve for potential future losses amounting to $4.9 million. A reduction to the general reserve of $33,000 was made during the third quarter of 2020 and a reduction of $278,000 was made during the fourth quarter of 2020. The general reserve is non-cash in nature and, therefore, any changes in the reserve are removed from the calculation of cash basis same store net operating income. No such reserves were made in any periods prior to the second quarter of 2020.
(4)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(5)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(6)	Acquisitions consist of Galleria 100 in Atlanta, GA, purchased on May 6, 2019; Galleria 400 and Galleria 600 in Atlanta, GA, purchased on August 23, 2019; One Galleria Tower, Two Galleria Tower and Three Galleria Tower in Dallas, TX, purchased on February 12, 2020; and 222 South Orange Avenue in Orlando, FL, purchased on October 29, 2020.
(7)	Dispositions consist of One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; 500 West Monroe Street in Chicago, IL, sold on October 28, 2019; 1901 Market Street in Philadelphia, PA, sold on June 25, 2020; and the New Jersey property portfolio sold on October 28, 2020 (consisting of the Company's final remaining assets in the state, 200 and 400 Bridgewater Crossing in Bridgewater, NJ, and 600 Corporate Drive in Lebanon, NJ).
(8)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 36. The operating results from Two Pierce Place in Itasca, IL, and 222 South Orange Avenue in Orlando, FL, are included in this line item.

(9)	For the twelve months ended December 31, 2020, amount reflects a decrease in cash collections of approximately $5.8 million of primarily rent deferrals as a result of COVID-19 rent relief agreements. For the three months ended December 31, 2020, we recorded $0.3 million of net rent deferral repayments (amount represents prior rent deferral repayments collected during the quarter less rent relief provided during the quarter).

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Net income attributable to Piedmont	$22,609	$162,478	$232,688	$229,261
Net income / (loss) attributable to noncontrolling interest	(1)	(2)	(3)	(5)
Interest expense	13,048	14,844	54,990	61,594
Depreciation (1)	27,228	26,003	110,542	105,985
Amortization (1)	22,312	20,988	93,242	76,610
Depreciation and Amortization attributable to noncontrolling interests	20	21	85	87
Impairment loss	—	7,000	—	8,953
Loss / (gain) on sale of properties	(14,634)	(157,640)	(205,666)	(197,010)
EBITDAre	70,582	73,692	285,878	285,475
Retirement and separation expenses associated with senior management transition	—	—	—	3,175
(Gain) / loss on extinguishment of debt	—	—	9,336	—
Core EBITDA (2)	70,582	73,692	295,214	288,650
General & administrative expenses	7,415	8,159	27,464	34,720
Management fee revenue (3)	(397)	(292)	(1,495)	(2,518)
Other (income) / expense (1) (4)	(1,554)	(64)	(1,724)	(228)
Property net operating income (accrual basis)	76,046	81,495	319,459	320,624

Deduct net operating (income) / loss from:
Acquisitions (5)	(14,439)	(5,987)	(52,448)	(10,769)
Dispositions (6)	(784)	(11,493)	(22,113)	(63,730)
Other investments (7)	(21)	17	(340)	(1,142)
Same store net operating income (accrual basis)	$60,802	$64,032	$244,558	$244,983
Change period over period	(5.0)%	N/A	(0.2)%	N/A

For informational purposes (8)
Add back: Non-cash general reserve for uncollectible accounts	(278)	—	4,553	—
Adjusted same store net operating income (accrual basis)	$60,524	$64,032	$249,111	$244,983
Change period over period	(5.5)%	N/A	1.7%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended December 31, 2020, Piedmont recognized $0.9 million in termination income, as compared with $0.6 million during the same period in 2019. During the twelve months ended December 31, 2020, Piedmont recognized $2.8 million in termination income, as compared with $2.8 million during the same period in 2019.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions consist of Galleria 100 in Atlanta, GA, purchased on May 6, 2019; Galleria 400 and Galleria 600 in Atlanta, GA, purchased on August 23, 2019; One Galleria Tower, Two Galleria Tower and Three Galleria Tower in Dallas, TX, purchased on February 12, 2020; and 222 South Orange Avenue in Orlando, FL, purchased on October 29, 2020.
(6)	Dispositions consist of One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; 500 West Monroe Street in Chicago, IL, sold on October 28, 2019; 1901 Market Street in Philadelphia, PA, sold on June 25, 2020; and the New Jersey property portfolio sold on October 28, 2020 (consisting of the Company's final remaining assets in the state, 200 and 400 Bridgewater Crossing in Bridgewater, NJ, and 600 Corporate Drive in Lebanon, NJ).
(7)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 36. The operating results from Two Pierce Place in Itasca, IL, and 222 South Orange Avenue in Orlando, FL, are included in this line item.

(8)	As a result of COVID-19 and as a precautionary measure, during the second quarter of 2020, the Company established a general reserve for potential future losses amounting to $4.9 million. A reduction to the general reserve of $33,000 was made during the third quarter of 2020 and a reduction of $278,000 was made during the fourth quarter of 2020. Because of the unique nature of the reserve and its effect on the Company's financial results, the Company has provided this supplemental disclosure to calculate what the accrual basis same store net operating income growth would have been had there been no activity related to the general reserve for potential future losses. No such reserves were made in any periods prior to the second quarter of 2020.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Financial Components)
Unaudited (in thousands)

	Three Months Ended				Twelve Months Ended
	12/31/2020	12/31/2019	Change ($)	Change (%)	12/31/2020	12/31/2019	Change ($)	Change (%)

Revenue
Cash rental income (1)	$81,722	$81,909	$(187)	(0.2)%	$314,524	$319,459	$(4,935)	(1.5)%
Tenant reimbursements (2)	18,560	20,500	(1,940)	(9.5)%	69,941	73,762	(3,821)	(5.2)%
Straight line effects of lease revenue (3)	1,954	1,533	421	27.5%	17,592	8,233	9,359	113.7%
Amortization of lease-related intangibles	1,072	1,377	(305)	(22.1)%	4,401	5,725	(1,324)	(23.1)%
Total rents	103,308	105,319	(2,011)	(1.9)%	406,458	407,179	(721)	(0.2)%

Other property related income (4)	2,376	3,716	(1,340)	(36.1)%	11,870	14,699	(2,829)	(19.2)%
Total revenue	105,684	109,035	(3,351)	(3.1)%	418.328	421,878	(3,550)	(0.8)%

Property operating expense (5)	45,098	45,219	121	0.3%	174,633	177,758	3,125	1.8%

Property other income / (expense)	216	216	—	—%	863	863	—	—%

Same store net operating income (accrual)	$60,802	$64,032	$(3,230)	(5.0)%	$244,558	$244,983	$(425)	(0.2)%

Less:
Straight line effects of lease revenue	(1,954)	(1,533)	(421)	(27.5)%	(17,592)	(8,233)	(9,359)	(113.7)%
Amortization of lease-related intangibles	(1,072)	(1,377)	305	22.1%	(4,401)	(5,725)	1,324	23.1%
Non-cash general reserve for uncollectible accounts	(278)	—	(278)	(100.0)%	4,553	—	4,553	100.0%

Same store net operating income (cash)	$57,498	$61,122	$(3,624)	(5.9)%	$227,118	$231,025	$(3,907)	(1.7)%

(1)	The decrease in cash rental income for the three months and the twelve months ended December 31, 2020 as compared to the same periods in 2019 was primarily attributable to a temporary reduction in cash rental obligations for the State of New York at 60 Broad Street in New York, NY, related to space taken offline for reconstruction associated with the tenant's recent long-term lease renewal, along with decreased portfolio occupancy and the revenue effects of COVID-19. These items were partially offset by an increase in rental income resulting from greater economic occupancy at 1430 Enclave Parkway in Houston, TX, 6011 Connection Drive in Irving, TX, Arlington Gateway in Arlington, VA, 1201 Eye Street in Washington, DC, and 1155 Perimeter Center West in Atlanta, GA.
(2)	The decrease in tenant reimbursements for the three months and the twelve months ended December 31, 2020 as compared to the same periods in 2019 was primarily the result of decreased property operating expenses attributable to the reduced physical utilization of our buildings due to the pandemic. Contributing to the reduction in tenant reimbursements was the setting of new base years for operating expense reimbursement purposes for several large recently commenced leases in the portfolio.
(3)	The increase in straight line effects of lease revenue for the three months and the twelve months ended December 31, 2020 as compared to the same periods in 2019 was primarily due to the commencement of several large new and renewal leases in the portfolio, most notably that of the State of New York at 60 Broad Street in New York, NY.
(4)	The decrease in other property related income for the three months and the twelve months ended December 31, 2020 as compared to the same periods in 2019 was primarily a result of pandemic-related decreased transient parking activity across the portfolio.
(5)	The decrease in property operating expense for the three months and the twelve months ended December 31, 2020 as compared to the same periods in 2019 was primarily attributable to the reduced physical utilization of our buildings due to the pandemic, resulting in savings in several key operating expense categories, including utilities and janitorial costs.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	December 31, 2020	December 31, 2019

Market Capitalization
Common stock price	$16.23	$22.24
Total shares outstanding	123,839	125,783
Equity market capitalization (1)	$2,009,914	$2,797,423
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,632,610	$1,488,687
Total market capitalization (1)	$3,642,524	$4,286,110
Total debt / Total market capitalization (1)	44.8%	34.7%
Ratios & Information for Debt Holders
Total gross assets (2)	$4,747,821	$4,574,815
Total debt / Total gross assets (2)	34.4%	32.5%
Average net debt to Core EBITDA (3)	5.8 x	5.4 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(3)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of December 31, 2020
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$455,000	(3)	1.14%	24.4 months

Fixed Rate	1,177,610		3.76%	55.6 months

Total	$1,632,610		3.03%	46.9 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,605,000	2.98%	47.6 months

Secured	27,610	5.55%	8.0 months

Total	$1,632,610	3.03%	46.9 months

Debt Maturities (4)
Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2021	$27,610	$300,000	1.53%	20.1%
2022	—	—	N/A	—%
2023	—	355,000	3.37%	21.7%
2024	—	400,000	4.45%	24.5%
2025	—	250,000	2.08%	15.3%
2026 +	—	300,000	3.15%	18.4%

Total	$27,610	$1,605,000	3.03%	100.0%

(1)	All of Piedmont's outstanding debt as of December 31, 2020 was interest-only debt with the exception of the $27.6 million mortgage associated with 5 Wall Street located in Burlington, MA.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt is comprised of the $5 million outstanding balance as of December 31, 2020, on the $500 million unsecured revolving credit facility, $150 million in principal amount of the $250 million unsecured term loan that closed in 2018 that remained unhedged as of December 31, 2020, and the entire principal balance of the $300 million unsecured term loan that closed in 2011. The $250 million unsecured term loan that closed in 2018 has a stated variable rate. However, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements resulting in an effectively fixed interest rate for $100 million in principal amount of the term loan (at 3.56% as of December 31, 2020; this rate can change only with a credit rating change for the Company) through the loan's maturity date of March 31, 2025. Additional details regarding the floating rate debt can be found on the following page.
(4)	For loans which provide extension options that are conditional solely upon the Company providing proper notice to the loan's administrative agent and the payment of an extension fee, the final extended maturity date is reflected herein.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of December 31, 2020

Secured
$35.0 Million Fixed-Rate Loan (2)	5 Wall Street	5.55%	(3)	9/1/2021	$27,610
Subtotal / Weighted Average (4)		5.55%			$27,610

Unsecured
$300.0 Million Unsecured 2011 Term Loan	N/A	1.16%	(5)	11/30/2021	$300,000
$350.0 Million Unsecured 2013 Senior Notes	N/A	3.40%	(6)	6/1/2023	350,000
$500.0 Million Unsecured Line of Credit (7)	N/A	1.05%	(8)	9/29/2023	5,000
$400.0 Million Unsecured 2014 Senior Notes	N/A	4.45%	(9)	3/15/2024	400,000
$250.0 Million Unsecured 2018 Term Loan	N/A	2.08%	(10)	3/31/2025	250,000
$300.0 Million Unsecured 2020 Senior Notes	N/A	3.15%	(11)	8/15/2030	300,000
Subtotal / Weighted Average (4)		2.98%			$1,605,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (4)		3.03%			$1,632,610
GAAP Accounting Adjustments (12)					(10,606)
Total Debt - GAAP Amount Outstanding					$1,622,004

(1)	All of Piedmont’s outstanding debt as of December 31, 2020, was interest-only debt with the exception of the $27.6 million mortgage associated with 5 Wall Street located in Burlington, MA.
(2)	The loan is amortizing based on a 25-year amortization schedule.
(3)	The loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.
(4)	Weighted average is based on the principal amounts outstanding and interest rates at December 31, 2020.
(5)	The $300 million unsecured 2011 term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (1.00% as of December 31, 2020) based on Piedmont's then current credit rating.
(6)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(7)	All of Piedmont’s outstanding debt as of December 31, 2020, was term debt with the exception of $5 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of September 30, 2022; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to September 29, 2023. The final extended maturity date is presented on this schedule.
(8)	The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of December 31, 2020. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.90% as of December 31, 2020) based on Piedmont's then current credit rating.
(9)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(10)	The $250 million unsecured term loan that closed in 2018 has a stated variable interest rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements that effectively fixed the interest rate on $100 million of the term loan (at 3.56% as of December 31, 2020; this rate can change only with a credit rating change for the Company) through the loan's maturity date of March 31, 2025. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.95% as of December 31, 2020) based on Piedmont's then current credit rating.
(11)	The $300 million unsecured senior notes were offered for sale at 99.236% of the principal amount. The resulting effective cost of the financing is approximately 3.24% before the consideration of transaction costs and the impact of interest rate hedges. After incorporating the results of the related interest rate hedging activity, the effective cost of the financing is approximately 3.90%.
(12)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of December 31, 2020
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019

Maximum leverage ratio	0.60	0.35	0.35	0.34	0.38	0.31
Minimum fixed charge coverage ratio (2)	1.50	4.71	4.54	4.32	4.14	4.12
Maximum secured indebtedness ratio	0.40	0.01	0.01	0.01	0.04	0.04
Minimum unencumbered leverage ratio	1.60	2.77	2.85	2.91	2.71	3.39
Minimum unencumbered interest coverage ratio (3)	1.75	5.26	5.13	4.92	4.74	4.70

		Three Months Ended
Bond Covenant Compliance (4)	Required	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019

Total debt to total assets	60% or less	40.6%	40.3%	40.5%	46.0%	38.8%
Secured debt to total assets	40% or less	0.7%	0.7%	0.7%	4.5%	4.9%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	5.66	5.52	5.15	4.88	4.80
Unencumbered assets to unsecured debt	150% or greater	247%	249%	248%	224%	273%

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	December 31, 2020	December 31, 2020	December 31, 2019

Average net debt to core EBITDA (5)	5.8 x	5.8 x	5.8 x
Fixed charge coverage ratio (6)	5.1 x	5.2 x	4.5 x
Interest coverage ratio (7)	5.3 x	5.3 x	4.5 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, the Indenture and the First Supplemental Indenture dated March 6, 2014, and the Second Supplemental Indenture dated August 12, 2020, for detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(6)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended December 31, 2020 and December 31, 2019. The Company had capitalized interest of $368,965 for the three months ended December 31, 2020, $965,142 for the twelve months ended December 31, 2020, and $2,135,150 for the twelve months ended December 31, 2019. The Company had principal amortization of $365,644 for the three months ended December 31, 2020, $1,076,993 for the twelve months ended December 31, 2020, and $1,018,979 for the twelve months ended December 31, 2019.
(7)	Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $368,965 for the three months ended December 31, 2020, $965,142 for the twelve months ended December 31, 2020, and $2,135,150 for the twelve months ended December 31, 2019.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of December 31, 2020
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)		Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A1	3	2023 / 2024		$26,507	5.1	787	5.5
State of New York	AA+ / Aa2	1	2024 / 2039		25,717	5.0	502	3.5
City of New York	AA / Aa2	1	In Holdover	(4)	15,528	3.0	313	2.2
Amazon	AA- / A2	3	2024 / 2025		13,772	2.7	337	2.4
Transocean	CCC- / Caa3	1	2036		10,225	2.0	301	2.1
Harvard University	AAA / Aaa	2	2032 / 2033		8,544	1.6	129	0.9
Raytheon	A- / Baa1	2	2024		8,453	1.6	440	3.1
Schlumberger Technology	A / A2	1	2028		7,856	1.5	254	1.8
Gartner	BB / Ba2	2	2034		7,325	1.4	207	1.4
Nuance Communications	BB- / Ba3	1	2030		6,750	1.3	201	1.4
VMware, Inc.	BBB- / Baa2	1	2027		6,705	1.3	215	1.5
First Data Corporation / subsidiary of Fiserv	BBB / Baa2	1	2027		6,496	1.3	195	1.4
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	2026		6,487	1.3	222	1.6
Applied Predictive Technologies / subsidiary of MasterCard	A+ / A1	1	2028		6,198	1.2	133	0.9
CVS Caremark	BBB / Baa2	1	2022		6,100	1.2	208	1.5
International Food Policy Research Institute	No Rating Available	1	2029		6,048	1.2	102	0.7
WeWork	CCC+ / NR	3	2021 - 2036		6,041	1.2	173	1.2
Ryan, Inc.	No Rating Available	1	2023		5,726	1.1	170	1.2
Cargill	A / A2	1	2023		5,217	1.0	268	1.9
Bank of America	A- / A2	5	2024 / 2025		5,123	1.0	100	0.7
Salesforce.com	A / A2	1	2029		4,904	1.0	130	0.9
Other			Various		319,416	62.0	8,873	62.2
Total					$515,138	100.0	14,260	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.
(4)	For additional information on the current leasing status, please refer to page 7 in Financial Highlights.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of December 31, 2020

Percentage of Annualized Leased Revenue (%)
December 31, 2020 as compared to December 31, 2019

(1)	The growth in the tenant's contribution to Annualized Lease Revenue is related to the acquisition of the Dallas Galleria Office Towers in Dallas, TX and the tenant's expansion at those properties.

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of December 31, 2020

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$20,531	4.0
AA / Aa	59,178	11.5
A / A	93,247	18.1
BBB / Baa	52,835	10.2
BB / Ba	29,540	5.7
B / B	10,330	2.0
Below	21,930	4.3
Not rated (2)	227,547	44.2
Total	$515,138	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	345	36.3	$24,444	4.7	257	1.8
2,501 - 10,000	342	36.0	63,266	12.3	1,759	12.3
10,001 - 20,000	105	11.0	51,355	10.0	1,447	10.1
20,001 - 40,000	82	8.6	83,125	16.1	2,276	16.0
40,001 - 100,000	46	4.8	100,363	19.5	2,774	19.5
Greater than 100,000	31	3.3	192,585	37.4	5,747	40.3
Total	951	100.0	$515,138	100.0	14,260	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Piper Sandler, Ernst & Young, KPMG, PwC, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of September 30, 20xx	14,912	17,165	86.9%	15,633	17,015	91.9%
Properties placed in service	—	—		—	—
Restated As of September 30, 20xx	14,912	17,165	86.9%	15,633	17,015	91.9%
Leases signed during the period	189			867
Less:
Lease renewals signed during period	(137)			(737)
New leases signed during period for currently occupied space	(13)			(34)
Leases expired during period and other	(138)	2		(132)	(2)
Subtotal	14,813	17,167	86.3%	15,597	17,013	91.7%
Acquisitions during period (2)	—	—		—	—
Dispositions during period (2)	(553)	(739)		(964)	(967)
As of December 31, 20xx	14,260	16,428	86.8%	14,633	16,046	91.2%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2020			December 31, 2019
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	14,633	16,046	91.2%	15,128	16,208	93.3%
Properties placed in service	204	487		—	—
Restated As of December 31, 20xx	14,837	16,533	89.7%	15,128	16,208	93.3%
Leases signed during the period	1,106			2,747
Less:
Lease renewals signed during period	(844)			(2,030)
New leases signed during period for currently occupied space	(60)			(257)
Leases expired during period and other	(792)	—		(731)	(1)
Subtotal	14,247	16,533	86.2%	14,857	16,207	91.7%
Acquisitions and properties placed in service during period (2)	1,367	1,435		1,101	1,278
Dispositions and properties taken out of service during period (2)	(1,354)	(1,540)		(1,325)	(1,439)
As of December 31, 20xx	14,260	16,428	86.8%	14,633	16,046	91.2%

Same Store Analysis
Less acquisitions / dispositions after December 31, 2019 and developments / out-of-service redevelopments (2) (3)	(1,527)	(1,920)	79.5%	(1,512)	(1,540)	98.2%
Same Store Leased Percentage	12,733	14,508	87.8%	13,121	14,506	90.5%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 35 and 36, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	December 31, 2020
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	114	60.0%	0.7%	(2.2)%	5.3%
Leases executed for spaces excluded from analysis (5)	75	40.0%

	Twelve Months Ended
	December 31, 2020
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	644	58.2%	3.9%	3.5%	10.2%
Leases executed for spaces excluded from analysis (5)	462	41.8%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, management offices, and newly acquired assets for which there is less than one year of operating history are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(5)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of December 31, 2020
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	2,168	13.2
2021 (2)	29,929	5.8	911	5.5
2022 (3)	54,918	10.7	1,557	9.5
2023	52,422	10.2	1,642	10.0
2024	62,222	12.1	2,123	12.9
2025	58,546	11.4	1,638	10.0
2026	34,487	6.7	1,030	6.3
2027	43,691	8.5	1,181	7.2
2028	46,505	9.0	1,300	7.9
2029	28,000	5.4	722	4.4
2030	19,106	3.7	521	3.2
2031	6,224	1.2	161	1.0
2032	11,547	2.2	256	1.5
Thereafter	67,541	13.1	1,218	7.4
Total / Weighted Average	$515,138	100.0	16,428	100.0

Average Lease Term Remaining
12/31/2020	6.1 years
12/31/2019	7.0 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of December 31, 2020, comprised of approximately 100,000 square feet and Annualized Lease Revenue of $3.8 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 318,000 square feet and Annualized Lease Revenue of $15.8 million, are assigned a lease expiration date of a year and a day beyond the period end date. The 313,000 square foot City of New York lease that is in holdover status at 60 Broad Street in New York, NY is included in this classification.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of December 31, 2020
(in thousands)

	Q1 2021 (1)		Q2 2021		Q3 2021		Q4 2021
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	26	$638	39	$1,216	102	$3,093	95	$2,681
Boston	65	1,468	—	—	28	1,097	2	273
Dallas	66	1,668	47	1,573	80	2,629	69	2,380
Minneapolis	10	427	5	173	24	894	33	1,241
New York	14	675	15	958	6	292	—	8
Orlando	87	2,484	—	—	26	826	2	74
Washington, D.C.	27	1,401	30	1,565	1	32	3	167
Other	—	—	—	—	—	—	9	253
Total / Weighted Average (3)	295	$8,761	136	$5,485	267	$8,863	213	$7,077

(1)
Includes leases with an expiration date of December 31, 2020, comprised of approximately 100,000 square feet and expiring lease revenue of $3.7 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of December 31, 2020
(in thousands)

	12/31/2021 (1)		12/31/2022			12/31/2023		12/31/2024		12/31/2025
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)		Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	263	$7,628	380	$11,853		200	$6,589	263	$8,446	426	$13,347
Boston	94	2,838	118	5,472		119	4,724	479	11,203	197	6,688
Dallas	262	8,250	535	16,213		448	15,075	214	7,621	417	15,864
Minneapolis	72	2,734	61	2,106		704	19,695	529	18,584	256	9,833
New York	35	1,933	320	15,930	(3)	2	583	67	3,449	11	699
Orlando	115	3,385	91	3,214		100	3,125	373	8,154	243	7,146
Washington, D.C.	61	3,165	50	2,218		65	3,211	185	8,665	47	2,957
Other	9	252	2	37		4	134	13	406	41	1,077
Total / Weighted Average (4)	911	$30,185	1,557	$57,043		1,642	$53,136	2,123	$66,528	1,638	$57,611

(1)
Includes leases with an expiration date of December 31, 2020, comprised of approximately 100,000 square feet and expiring lease revenue of $3.7 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	For presentation purposes in this schedule, the City of New York lease, which is currently in holdover, is assigned a lease expiration date of a year and a day beyond the period end date.
(4)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 27 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures
For the quarter ended December 31, 2020
Unaudited (in thousands)

	For the Three Months Ended
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Non-incremental
Building / construction / development	$9,334	$6,665	$3,244	$7,697	$6,726
Tenant improvements	9,839	7,396	2,601	8,530	10,327
Leasing costs	447	1,550	1,844	18,535	5,190
Total non-incremental	19,620	15,611	7,689	34,762	22,243
Incremental
Building / construction / development	9,913	9,343	12,639	13,833	7,722
Tenant improvements	2,014	2,225	2,088	1,789	27,952
Leasing costs	444	1,330	1,467	1,032	2,644
Total incremental	12,371	12,898	16,194	16,654	38,318
Total capital expenditures	$31,991	$28,509	$23,883	$51,416	$60,561

NOTE:	The information presented on this page is for all consolidated assets.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commission

	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020		For the Year Ended						2016 to 2020 (Weighted Average Total)
				2019		2018		2017	2016
Renewal Leases
Square feet	134,469	841,020		2,032,452		735,969		1,198,603	880,289	5,688,333
Tenant improvements per square foot per year of lease term (1)	$4.01	$3.15		$4.28		$4.15		$1.84	$1.35	$3.32
Leasing commissions per square foot per year of lease term	$1.87	$1.75		$1.63		$1.69		$1.12	$1.05	$1.48
Total per square foot per year of lease term	$5.88	$4.90		$5.91	(2)	$5.84	(3)	$2.96	$2.40	$4.80
New Leases
Square feet	52,139	262,228		697,880		864,113		855,069	1,065,630	3,744,920
Tenant improvements per square foot per year of lease term (1)	$3.92	$6.22		$4.07		$4.58		$4.73	$5.01	$4.72
Leasing commissions per square foot per year of lease term	$1.76	$2.13		$1.85		$1.73		$1.83	$1.86	$1.83
Total per square foot per year of lease term	$5.68	$8.35	(4)	$5.92		$6.31	(3)	$6.56	$6.87	$6.55
Total
Square feet	186,608	1,103,248		2,730,332		1,600,082		2,053,672	1,945,919	9,433,253
Tenant improvements per square foot per year of lease term (1)	$3.98	$4.30		$4.21		$4.46		$3.55	$3.70	$4.04
Leasing commissions per square foot per year of lease term	$1.83	$1.89		$1.70		$1.72		$1.54	$1.57	$1.66
Total per square foot per year of lease term	$5.81	$6.19	(4)	$5.91	(2)	$6.18	(3)	$5.09	$5.27	$5.70
Less Adjustment for Commitment Expirations (5)
Expired tenant improvements (not paid out) per square foot per year of lease term	-$0.58	-$0.40		-$0.05		-$0.54		-$0.44	-$0.16	-$0.28

Adjusted total per square foot per year of lease term	$5.23	$5.79		$5.86		$5.64		$4.65	$5.11	$5.42

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	During 2019, we completed three large lease renewals with significant capital commitments: VMware at 1155 Perimeter Center West in Atlanta, GA, Siemens at Crescent Ridge II in Minnetonka, MN, and the State of New York at 60 Broad Street in New York, NY. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during the twelve months ended December 31, 2019 would be $3.41 and $5.04, respectively.
(3)	During 2018, we completed two large leasing transactions in the Houston, TX market with large capital commitments: a 254,000 square foot lease renewal and expansion with Schlumberger Technology Corporation at 1430 Enclave Parkway and a 301,000 square foot, full-building lease with Transocean Offshore Deepwater Drilling at Enclave Place. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases, new leases and total leases completed during the twelve months ended December 31, 2018 would be $5.27, $6.02, and $5.70, respectively.
(4)	During 2020, we completed five new leasing transactions (amounting to 93,000 square feet in total) in the Washington, DC market with large capital commitments. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for new leases and total leases completed during the twelve months ended December 31, 2020 would be $5.62 and $5.06, respectively.
(5)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of December 31, 2020
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Dallas	13	$101,639	19.7	3,549	21.6	3,053	86.0
Atlanta	9	90,783	17.6	3,388	20.6	2,878	84.9
Washington, D.C.	6	70,204	13.6	1,620	9.8	1,328	82.0
Minneapolis	6	65,997	12.8	2,104	12.8	1,963	93.3
Boston	10	58,983	11.5	1,885	11.5	1,728	91.7
Orlando	6	54,404	10.6	1,754	10.7	1,619	92.3
New York	1	50,186	9.7	1,029	6.3	965	93.8
Other	3	22,942	4.5	1,099	6.7	726	66.1
Total / Weighted Average	54	$515,138	100.0	16,428	100.0	14,260	86.8

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of December 31, 2020
(square footage in thousands)

		CBD				URBAN INFILL / SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Dallas	TX	—	—	—	—	13	19.7	3,549	21.6	13	19.7	3,549	21.6
Atlanta	GA	—	—	—	—	9	17.6	3,388	20.6	9	17.6	3,388	20.6
Washington, D.C.	DC, VA	3	5.8	722	4.4	3	7.8	898	5.4	6	13.6	1,620	9.8
Minneapolis	MN	1	6.7	937	5.7	5	6.1	1,167	7.1	6	12.8	2,104	12.8
Boston	MA	—	—	—	—	10	11.5	1,885	11.5	10	11.5	1,885	11.5
Orlando	FL	4	8.9	1,445	8.8	2	1.7	309	1.9	6	10.6	1,754	10.7
New York	NY	1	9.7	1,029	6.3	—	—	—	—	1	9.7	1,029	6.3
Other		—	—	—	—	3	4.5	1,099	6.7	3	4.5	1,099	6.7
Total / Weighted Average		9	31.1	4,133	25.2	45	68.9	12,295	74.8	54	100.0	16,428	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of December 31, 2020
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	94	13.1	$78,830	15.3	2,256	15.8
Engineering, Accounting, Research, Management & Related Services	109	15.2	64,683	12.6	1,762	12.4
Governmental Entity	6	0.8	48,591	9.4	970	6.8
Depository Institutions	17	2.4	36,734	7.1	1,013	7.1
Legal Services	68	9.5	26,766	5.2	765	5.4
Real Estate	42	5.9	25,848	5.0	768	5.4
Miscellaneous Retail	10	1.4	21,401	4.2	590	4.1
Oil and Gas Extraction	5	0.7	18,441	3.6	564	4.0
Security & Commodity Brokers, Dealers, Exchanges & Services	51	7.1	18,046	3.5	509	3.6
Holding and Other Investment Offices	29	4.1	14,970	2.9	422	3.0
Communications	48	6.7	13,906	2.7	358	2.5
Health Services	21	2.9	13,900	2.7	375	2.6
Measuring, Analyzing, And Controlling Instruments; Medical and Other Goods	6	0.8	13,011	2.5	595	4.2
Automotive Repair, Services & Parking	5	0.7	12,054	2.3	3	—
Educational Services	6	0.8	11,251	2.2	205	1.4
Other	199	27.9	96,706	18.8	3,105	21.7
Total	716	100.0	$515,138	100.0	14,260	100.0

NOTE:	The Company's coworking sector exposure is presented within the Real Estate industry line above. As of December 31, 2020, coworking contributed approximately 2.6% to Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of December 31, 2020
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Market / Submarket	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
Galleria 400	Atlanta / Northwest	8/23/2019	100	1999	$116,633	430	94
Galleria 600	Atlanta / Northwest	8/23/2019	100	2002	95,769	434	73
Galleria Atlanta Land	Atlanta / Northwest	8/23/2019	100	NA	18,800	NA	NA
One Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1982	123,223	470	92
Two Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1985	124,592	434	99
Three Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1991	144,343	531	95
Galleria Dallas Land	Dallas / Lower North Tollway	2/12/2020	100	NA	4,000	NA	NA
222 South Orange Avenue	Orlando / CBD	10/29/2020	100	1959	20,000	127	—
Total / Weighted Average					$647,360	2,426	86

Dispositions Over Previous Eighteen Months

Property	Market / Submarket	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
The Dupree	Atlanta / Northwest	9/4/2019	100	1997	$12,650	138	35
500 West Monroe Street	Chicago / West Loop	10/28/2019	100	1991	412,000	967	100
1901 Market Street	Philadelphia / Market Street West	6/25/2020	100	1987	360,000	801	100
New Jersey Portfolio (1)	New York / Route 78	10/28/2020	100	Various	130,000	739	75
Total / Weighted Average					$914,650	2,645	90

(1)	The New Jersey Portfolio was comprised of Piedmont's remaining three assets in New Jersey: 200 Bridgewater Crossing and 400 Bridgewater Crossing in Bridgewater, NJ; and 600 Corporate Drive in Lebanon, NJ.

Piedmont Office Realty Trust, Inc.
Other Investments
As of December 31, 2020
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,639
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands One and Two	3.0	2,015
Galleria Atlanta	Atlanta / Northwest	Galleria 100, 200, 300, 400 and 600	11.7	22,070
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 and 6031 Connection Drive	10.6	2,834
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
Galleria Dallas	Dallas / Lower North Tollway	One Galleria Tower, Two Galleria Tower, Three Galleria Tower	1.9	4,006
TownPark	Orlando / Lake Mary	400 and 500 TownPark	18.9	7,541
Total			56.1	$45,425

Redevelopment

Property	Market / Submarket	Adjacent Piedmont Property	Construction Type	Percent Leased (%)	Square Feet	Current Asset Basis (Accrual)
222 South Orange Avenue (1)	Orlando / CBD	200 South Orange Avenue	Redevelopment	—	127	$20.0 million

Loan Investments

Loan Type	Collateral	Location of Collateral	Maturity Date	Book Value ($'s in thousands)	Interest Rate
Senior Loan (2)	200 and 400 Bridgewater Crossing	Bridgewater, NJ	10/31/2023	$102,800	6.0%
Mezzanine Loan (2)	Equity interests in 200 and 400 Bridgewater Crossing	Bridgewater, NJ	10/31/2023	$15,700	13.6%
Total / Weighted Average				$118,500	7.0%

(1)
The property was acquired on October 29, 2020. The redevelopment will include an enhanced window line, allowing more light and air into tenant spaces, along with renovations to the lobby, common areas and restrooms. Additional redevelopment information will be supplied in future periods.

(2)	Piedmont provided seller financing with the sale of 200 and 400 Bridgewater Crossing in Bridgewater, NJ, on October 28, 2020.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 39.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Daniel Ismail	Anthony Paolone, CFA	David Rodgers, CFA	Michael Lewis, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.	Truist Securities
100 Bayview Circle, Suite 400	383 Madison Avenue	200 Public Square	711 Fifth Avenue, 4th Floor
Newport Beach, CA 92660	32nd Floor	Suite 1650	New York, NY 10022
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44139	Phone: (212) 319-5659
	Phone: (212) 622-6682	Phone: (216) 737-7341

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	12/31/2020	12/31/2019

GAAP net income applicable to common stock	$22,609	$8,943	$192,427	$8,709	$162,478	$232,688	$229,261
Depreciation (1) (2)	26,942	27,960	26,873	27,551	25,765	109,326	105,111
Amortization (1)	22,312	22,976	24,336	23,618	20,988	93,242	76,610
Impairment loss	—	—	—	—	7,000	—	8,953
Loss / (gain) on sale of properties	(14,634)	340	(191,369)	(3)	(157,640)	(205,666)	(197,010)
NAREIT funds from operations applicable to common stock	57,229	60,219	52,267	59,875	58,591	229,590	222,925
Adjustments:
Retirement and separation expenses associated with senior management transition	—	—	—	—	—	—	3,175
Loss / (gain) on extinguishment of debt	—	—	9,336	—	—	9,336	—
Core funds from operations applicable to common stock	57,229	60,219	61,603	59,875	58,591	238,926	226,100
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	653	931	672	577	527	2,833	2,101
Depreciation of non real estate assets	286	286	319	325	238	1,216	872
Straight-line effects of lease revenue (1)	(2,223)	(6,315)	(7,278)	(6,785)	(2,974)	(22,601)	(10,411)
Stock-based compensation adjustments	2,733	1,336	645	2,300	3,081	7,014	5,030
Amortization of lease-related intangibles (1)	(2,767)	(3,240)	(3,304)	(2,973)	(2,314)	(12,284)	(8,323)
Non-incremental capital expenditures	(19,620)	(15,611)	(7,689)	(34,762)	(22,243)	(77,682)	(49,653)
Adjusted funds from operations applicable to common stock	$36,291	$37,606	$44,968	$18,557	$34,906	$137,422	$165,716

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	12/31/2020	12/31/2019

Net income attributable to Piedmont	$22,609	$8,943	$192,427	$8,709	$162,478	$232,688	$229,261
Net income / (loss) attributable to noncontrolling interest	(1)	(3)	(1)	2	(2)	(3)	(5)
Interest expense	13,048	12,725	13,953	15,264	14,844	54,990	61,594
Depreciation	27,228	28,247	27,192	27,876	26,003	110,542	105,985
Amortization	22,312	22,976	24,336	23,618	20,988	93,242	76,610
Depreciation and Amortization attributable to noncontrolling interests	20	22	21	21	21	85	87
Impairment loss	—	—	—	—	7,000	—	8,953
Loss / (gain) on sale of properties	(14,634)	340	(191,369)	(3)	(157,640)	(205,666)	(197,010)
EBITDAre	70,582	73,250	66,559	75,487	73,692	285,878	285,475
Retirement and separation expenses associated with senior management transition	—	—	—	—	—	—	3,175
(Gain) / loss on extinguishment of debt	—	—	9,336	—	—	9,336	—
Core EBITDA	70,582	73,250	75,895	75,487	73,692	295,214	288,650
General & administrative expenses	7,415	5,469	5,937	8,643	8,159	27,464	34,720
Non-cash general reserve for uncollectible accounts	(278)	(33)	4,865	—	—	4,553	—
Management fee revenue	(397)	(422)	(282)	(395)	(292)	(1,495)	(2,518)
Other (income) / expense	(1,554)	(104)	(134)	67	(64)	(1,724)	(228)
Straight-line effects of lease revenue	(2,223)	(6,315)	(7,278)	(6,785)	(2,974)	(22,601)	(10,411)
Straight-line effects of lease revenue attributable to noncontrolling interests	(4)	(5)	(3)	(3)	(3)	(16)	(9)
Amortization of lease-related intangibles	(2,767)	(3,240)	(3,304)	(2,973)	(2,314)	(12,284)	(8,323)
Property net operating income (cash basis)	70,774	68,600	75,696	74,041	76,204	289,111	301,881
Deduct net operating (income) / loss from:
Acquisitions	(12,492)	(9,990)	(10,109)	(8,105)	(4,538)	(40,696)	(8,229)
Dispositions	(824)	(3,343)	(8,182)	(8,700)	(10,521)	(21,049)	(61,423)
Other investments	40	18	(224)	(82)	(23)	(248)	(1,204)
Same store net operating income (cash basis)	$57,498	$55,285	$57,181	$57,154	$61,122	$227,118	$231,025

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of December 31, 2020
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)	Annualized Lease Revenue

Atlanta
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	92.4%	92.4%	89.9%	$8,684
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	424	97.9%	97.9%	97.9%	13,854
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	79.0%	79.0%	79.0%	9,444
Galleria 100	Atlanta	GA	100.0%	1982	415	84.3%	84.3%	81.2%	10,654
Galleria 200	Atlanta	GA	100.0%	1984	432	79.4%	78.9%	78.0%	10,226
Galleria 300	Atlanta	GA	100.0%	1987	432	90.7%	89.6%	86.6%	12,162
Galleria 400	Atlanta	GA	100.0%	1999	430	90.9%	90.9%	90.9%	12,309
Galleria 600	Atlanta	GA	100.0%	2002	434	63.8%	61.5%	61.1%	8,200
The Medici	Atlanta	GA	100.0%	2008	156	93.6%	93.6%	92.3%	5,250
Metropolitan Area Subtotal / Weighted Average					3,388	84.9%	84.4%	83.2%	90,783
Boston
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%	5,402
One Brattle Square	Cambridge	MA	100.0%	1991	96	97.9%	97.9%	97.9%	7,903
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%	6,757
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	86.4%	86.4%	86.4%	8,874
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%	6,793
25 Burlington Mall Road	Burlington	MA	100.0%	1987	291	70.8%	70.8%	69.1%	8,132
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%	3,902
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%	4,551
80 Central Street	Boxborough	MA	100.0%	1988	150	78.0%	78.0%	78.0%	2,564
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%	4,105
Metropolitan Area Subtotal / Weighted Average					1,885	91.7%	91.7%	91.4%	58,983
Dallas
161 Corporate Center	Irving	TX	100.0%	1998	105	80.0%	80.0%	80.0%	2,292
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	91.5%	91.5%	91.5%	8,107
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%	5,487
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%	6,491
6031 Connection Drive	Irving	TX	100.0%	1999	233	55.8%	39.5%	39.5%	4,320
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	71.9%	71.9%	71.5%	5,330
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	161	38.5%	38.5%	38.5%	1,867
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	225	81.3%	81.3%	80.4%	5,608
One Lincoln Park	Dallas	TX	100.0%	1999	262	87.4%	86.3%	83.6%	7,945
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	86.5%	86.5%	83.1%	6,824
One Galleria Tower	Dallas	TX	100.0%	1982	470	89.6%	89.6%	89.6%	14,440
Two Galleria Tower	Dallas	TX	100.0%	1985	434	99.5%	99.5%	99.5%	15,505
Three Galleria Tower	Dallas	TX	100.0%	1991	531	95.7%	95.1%	93.4%	17,423
Metropolitan Area Subtotal / Weighted Average					3,549	86.0%	84.8%	84.1%	101,639

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)	Annualized Lease Revenue
Minneapolis
US Bancorp Center	Minneapolis	MN	100.0%	2000	937	94.9%	94.9%	92.5%	34,719
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	80.4%	80.1%	76.7%	8,046
Norman Pointe I	Bloomington	MN	100.0%	2000	214	85.0%	85.0%	84.1%	5,924
9320 Excelsior Boulevard	Hopkins	MN	100.0%	2010	268	100.0%	100.0%	100.0%	5,217
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%	6,148
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	98.9%	98.9%	98.9%	5,943
Metropolitan Area Subtotal / Weighted Average					2,104	93.3%	93.3%	91.6%	65,997
New York
60 Broad Street	New York	NY	100.0%	1962	1,029	93.8%	93.8%	79.2%	50,186
Metropolitan Area Subtotal / Weighted Average					1,029	93.8%	93.8%	79.2%	50,186
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	175	92.0%	92.0%	92.0%	4,705
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	100.0%	100.0%	4,397
200 South Orange Avenue	Orlando	FL	100.0%	1988	646	88.2%	88.2%	88.2%	21,352
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%	1,741
CNL Center I	Orlando	FL	99.0%	1999	347	87.6%	87.6%	75.2%	11,848
CNL Center II	Orlando	FL	99.0%	2006	270	99.3%	99.3%	99.3%	10,361
Metropolitan Area Subtotal / Weighted Average					1,754	92.3%	92.3%	89.9%	54,404
Washington, D.C.
400 Virginia Avenue	Washington	DC	100.0%	1985	226	88.1%	69.0%	64.2%	9,782
1201 Eye Street	Washington	DC	98.6% (3)	2001	271	52.4%	52.4%	52.0%	9,227
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	87.1%	87.1%	86.2%	10,979
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	76.2%	70.5%	62.5%	10,261
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	98.1%	97.1%	94.5%	15,707
Arlington Gateway	Arlington	VA	100.0%	2005	329	88.1%	88.1%	86.3%	14,248
Metropolitan Area Subtotal / Weighted Average					1,620	82.0%	78.2%	75.2%	70,204
Other
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	82.7%	82.7%	81.8%	7,925
Enclave Place	Houston	TX	100.0%	2015	301	100.0%	100.0%	—%	10,230
Two Pierce Place	Itasca	IL	100.0%	1991	485	34.2%	34.2%	31.1%	4,787
Subtotal/Weighted Average					1,099	66.1%	66.1%	37.0%	22,942

Grand Total					16,428	86.8%	86.1%	82.0%	$515,138

(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 36.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include: the estimated financial impacts associated with, and the general business and economic recovery from, the COVID-19 pandemic; estimated Core FFO and Core FFO per diluted share for calendar year 2021; expected future capital expenditures; and potential future acquisition, disposition and financing activity.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the COVID-19 pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, tenants' operations and ability to pay lease obligations, demand for office space, and the costs of operating our assets; the adequacy of our general reserve related to tenant lease-related assets established as a result of the COVID-19 pandemic, as well as the impact of any increase in this reserve or the establishment of any other reserve in the future; economic, regulatory, socio-economic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the LIBOR rates are determined and the phasing out of LIBOR after 2021; high interest rates which could affect our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.